UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2014

API TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35214	98-0200798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(Address of principal executive offices, including zip code)

(407) 909-8015

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On March 21, 2014, API Technologies Corp. (the “Company”) entered into Amendment No. 2 to Credit Agreement (the “Amendment”), by and among the Company, as borrower, the lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent (the “Agent”). The Amendment amends the Credit Agreement, dated as of February 6, 2013, by and among the Company, as borrower, the lenders party thereto and Agent (as amended, supplemented or modified from time to time, the “Credit Agreement”).

The Amendment amends the Credit Agreement to provide for an incremental term loan facility in an aggregate principal amount equal to $55 million (the “Incremental Term Loan Facility”), which Incremental Term Loan Facility is subject to substantially the same terms and conditions, including the applicable interest rate and the maturity date of February 6, 2018, as the $165 million term loan facility provided upon the initial closing of the Credit Agreement. In addition, the Amendment amends the Credit Agreement to reduce the minimum interest coverage ratio and increase the maximum leverage ratio, among other things.

The proceeds of the Incremental Term Loan Facility were used (i) to pay in full the Company’s Credit Agreement (the “Revolving Loan Agreement”), by and among the Company and certain of its U.S. subsidiaries, as borrowers, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and UK security trustee; (ii) to redeem all 26,000 shares of the Company’s Series A Mandatorily Redeemable Preferred Stock that were outstanding; (iii) to pay fees, costs and expenses associated with the Incremental Term Loan Facility and related transactions; and (iv) for general corporate purposes.

The preceding description of the Amendment is a summary only and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The press release issued by the Company regarding, among other things, the entry into the Amendment is attached as Exhibit 99.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the execution of the Amendment, the Revolving Loan Agreement and all related loan documents and collateral documents were terminated effective March 21, 2014, and all amounts outstanding under the Revolving Loan Agreement and related loan documents and collateral documents, including the outstanding principal balance of approximately $25.1 million, were paid in full.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.03.	Material Modifications to Rights of Security Holders.

The information set forth under Item 5.03 and Item 8.01 is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 8.01 is incorporated herein by reference.

On March 26, 2014, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”) with respect to its Series A Mandatorily Redeemable Preferred Stock to eliminate from its Amended and Restated Certificate of Incorporation, as amended, all references to the Series A Mandatorily Redeemable Preferred Stock and return such shares to authorized but undesignated shares of the Company’s preferred stock.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Section 8 – Other Events

Item 8.01.	Other Events.

On March 26, 2014, the Company announced that, as of March 21, 2014, it had redeemed all 26,000 shares of its Series A Mandatorily Redeemable Preferred Stock that were outstanding. The Company paid the holder of the Series A Mandatorily Redeemable Preferred Stock an aggregate of $27,600,000 to effect the redemption. Following redemption, all shares of Series A Mandatorily Redeemable Preferred Stock were cancelled.

The press release issued by the Company regarding, among other things, the redemption of the Series A Mandatorily Redeemable Preferred Stock is attached as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

3.1	Certificate of Elimination of Series A Mandatorily Redeemable Preferred Stock of API Technologies Corp.

10.1	Amendment No. 2 to Credit Agreement, dated March 21, 2014, by and among API Technologies Corp. as borrower, the lenders from time to time party thereto, and Guggenheim Corporate Funding, LLC, as administrative agent.

99.1	API Technologies Corp. press release, dated March 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API TECHNOLOGIES CORP.

By:	/s/ Phil Rehkemper
Phil Rehkemper
Executive Vice President and Chief Financial Officer

Date: March 26, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.1	Certificate of Elimination of Series A Mandatorily Redeemable Preferred Stock of API Technologies Corp.

10.1	Amendment No. 2 to Credit Agreement, dated March 21, 2014, by and among API Technologies Corp. as borrower, the lenders from time to time party thereto, and Guggenheim Corporate Funding, LLC, as administrative agent.

99.1	API Technologies Corp. press release, dated March 26, 2014.